MAKE GOOD ESCROW AGREEMENT

     This Make Good Escrow Agreement (the "Make Good Agreement"), dated effective as of October 27, 2006, is entered into by and among Asian Financial, Inc., a Wyoming corporation (the "Company"), Roth Capital Partners, LLC, as agent ("Roth"), Wenhua Guo in his individual capacity ("Guo"), and Wells Fargo Bank, National Association (hereinafter referred to as "Escrow Agent").

     WHEREAS, each of the investors (the "Investors") to the private offering of securities of the Company has entered into a Securities Purchase Agreement, dated October __, 2006 (the "SPA"), evidencing their participation in the Company's private offering (the "Offering") of securities. As an inducement to the Investors to participate in the Offering and as set forth in the SPA, Guo agreed to place the "Escrow Shares" (as hereinafter defined) into escrow for the benefit of the Investors in the event the Company failed to satisfy certain earnings per share and/or After-Tax Net Income thresholds.

     WHEREAS, pursuant to the requirements of the SPA, the Company and Guo have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

     WHEREAS, Roth has agreed to act as agent for the Investors in connection with this Make Good Agreement pursuant to the terms and conditions of that certain Agency Agreement, dated as of the date hereof, by and among Roth and the Investors;

     WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

     WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the SPA;

     NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. APPOINTMENT OF ESCROW AGENT. Guo and the Company hereby appoint Wells Fargo Bank, National Association as Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2. ESTABLISHMENT OF ESCROW. Upon the execution of this Make Good Agreement, Guo shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing 18,502,896 shares (the "Escrow Shares") of the Company's common stock, par value $0.001 per share, along with a stock power executed in blank.

3. REPRESENTATIONS OF GUO. Guo hereby represents and warrants to Roth as follows:

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(i) The Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances.

(ii) Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of Guo pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Guo, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4. DISBURSEMENT OF ESCROW SHARES.

     a. FISCAL YEAR ENDED JUNE 30, 2006. Guo agreed with the Investors that in the event the consolidated financial statements of the Company reflect less than $12,000,000.00 of After-Tax Net Income for the fiscal year ended June 30, 2006 (the "Guaranteed NI"), Guo would transfer, or cause to be transferred, to the Investors on a pro rata basis for no consideration other than their part of their respective Investment Amount at Closing 37.5% of the number of Shares issued at Closing. In the event that the Guaranteed NI is not achieved based on the Company's consolidated financial statements for the fiscal year ended June 30, 2006, as filed with the Commission, the Company has agreed that Roth will provide written instruction to the Escrow Agent to issue and deliver certificates evidencing a total of 6,167,632 of the Escrow Shares to the Investors, in an amount to each Investor as set forth on Exhibit A attached hereto, on a pro rata basis (based upon each Investor's Investment Amount indicated on such Investor's signature page to the SPA) within ten (10) business days after the date which the 2006 audit report for the Company is filed with the Commission. The Escrow Agent need only rely on the letter of instruction from Roth in this regard and will disregard any contrary instructions. If the consolidated financial statements of the Company reflect $12,000,000 or more of After-Tax Net Income for the fiscal year ended June 30, 2006, Roth shall provide written instructions to the Escrow Agent for the release of 6,167,632 of the Escrow Shares to Guo or to the registered holder of such shares who originally deposited such shares with the Escrow Agent.

     b. FISCAL YEAR ENDING JUNE 30, 2007. Guo agreed with the Investors that in the event either: (i) the earnings per share reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2007, as filed with the Commission, is less than $0.60 on a fully diluted basis (the "2007 EPS") or (ii) the after tax net income reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2007, as filed with the Commission, is less than $16,000,000.00 (the "2007 ATNI"), Guo would transfer, or cause to be transferred, to the Investors on a pro rata basis for no consideration other than their part of their respective Investment Amount at Closing 37.5% of the number of Shares issued at Closing. In the event that either (i) the earnings per share reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2007, as filed with the Commission, is less than the 2007 EPS or (ii) the after tax net income reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2007, as filed with the Commission, is less than the 2007 ATNI, the Company has agreed that Roth will provide written instruction to the Escrow Agent instructing the Escrow Agent to issue and deliver certificates evidencing a total of 6,167,632 of the Escrow Shares to the Investors, in an amount to each Investor as set forth on Exhibit A attached hereto, on a pro rata basis (based upon each Investor's Investment Amount indicated on such Investor's signature page to the SPA) within 10 Business Days after the date which the Annual Report on Form 10-KSB for the Company for the fiscal year ending June 30, 2007 is filed with the Commission. The Escrow Agent need only rely on the letter of instruction from Roth in this regard and will disregard any contrary instructions. In the event that both the (i) earnings per share reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2007, as filed with the Commission, is equal to or greater than the 2007 EPS and
(ii) the after tax net income reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2007, as filed with the Commission, is equal to or greater than the 2007 ATNI, Roth shall provide written instructions to the Escrow Agent for the release of 6,167,632 of the Escrow Shares to Guo or to the registered holder of such shares who originally deposited such shares with the Escrow Agent.

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


     c. FISCAL YEAR ENDING JUNE 30, 2008. Guo agreed with Investors that in the event either: (i) the earnings per share reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2008, as filed with the Commission, is less than $0.89 on a fully diluted basis (the "2008 EPS") or
(ii) the after tax net income reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2008, as filed with the Commission, is less than $23,900,000.00 (the "2008 ATNI"), Guo would transfer, or cause to be transferred, to the Investors on a pro rata basis for no consideration other than their part of their respective Investment Amount at Closing 37.5% of the number of Shares issued at Closing. In the event that either (i) the earnings per share reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2008, as filed with the Commission, is less than the 2008 EPS or (ii) the after tax net income reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2008, as filed with the Commission, is less than the 2008 ATNI, the Company has agreed that Roth will provide written instruction to the Escrow Agent instructing the Escrow Agent to issue and deliver certificates evidencing a total of 6,167,632 of the Escrow Shares to the Investors, in an amount to each Investor as set forth on Exhibit A attached hereto, on a pro rata basis (based upon each Investor's Investment Amount indicated on such Investor's signature page to the SPA) within 10 Business Days after the date which the Annual Report on Form 10-KSB for the Company for the fiscal year ending June 30, 2008 is filed with the Commission. The Escrow Agent need only rely on the letter of instruction from Roth in this regard and will disregard any contrary instructions. In the event that both the (i) earnings per share reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2008, as filed with the Commission, is equal to or greater than the 2008 EPS and
(ii) the after tax net income reported in the Annual Report on Form 10-KSB of the Company for the fiscal year ending June 30, 2008, as filed with the Commission, is equal to or greater than the 2008 ATNI, Roth shall provide written instructions to the Escrow Agent for the release of 6,167,632 of the Escrow Shares to Guo or to the registered holder of such shares who originally deposited such shares with the Escrow Agent.

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


5. DURATION. This Make Good Agreement shall terminate on the sooner of (i) the distribution of all the Escrow Shares or (ii) three years from the date hereof. The Company agrees to provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6. ESCROW SHARES. If any Escrow Shares are deliverable to the Investors pursuant to the SPA and in accordance with this Make Good Agreement, (i) Guo covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from Guo to the Investors and (ii) following its receipt of the documents referenced in Section 6(i), the Company covenants and agrees to promptly reissue such Escrow Shares in the applicable Investor's name and deliver the same as directed by such Investor. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the SPA and in accordance with this Make Good Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by Guo.

7. INTERPLEADER. Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and/or Roth shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and/or Roth are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent or Roth. If Escrow Agent or Roth is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York or the State of California, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and Roth shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

8. EXCULPATION AND INDEMNIFICATION OF ESCROW AGENT AND ROTH.

(a) Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. Roth's sole obligation under this Make Good Agreement is to provide written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 4 hereof) directing the distribution of the Escrow Shares. Roth will provide such written instructions upon review of the relevant earnings per share and/or After-Tax Net Income amount reported in such periodic financial reports as specified in
Section 4 hereof. Roth is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto. In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than Roth) in connection with such financial reports of the Company, Roth shall have no obligation or liability to any party hereunder.


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


(b) Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

(c) The Company and Guo each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, Roth and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or Roth in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent or Roth hereunder; except, that if Escrow Agent or Roth is guilty of willful misconduct, gross negligence or fraud under this Make Good Agreement, then Escrow Agent or Roth, as the case may be, will bear all losses, damages and expenses arising as a result of such willful misconduct, gross negligence or fraud. Promptly after the receipt by Escrow Agent or Roth of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or Roth, as the case may be, will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Make Good Agreement.

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


9. COMPENSATION OF ESCROW AGENT. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10. RESIGNATION OF ESCROW AGENT. At any time, upon ten (10) days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11. RECORDS. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party's expense.

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12. NOTICE. All notices,  communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature page hereto.

13. EXECUTION IN COUNTERPARTS. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. ASSIGNMENT AND MODIFICATION. This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement. This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto.

15. APPLICABLE LAW. This Make Good Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

16. HEADINGS. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

17. ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

18. AUTHORIZED SIGNERS. The Company will execute Exhibit C-1 and deliver an executed Exhibit C-2 to this Make Good Agreement concurrent with the execution hereof.

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         IN WITNESS WHEREOF, the parties have duly executed this Make Good
Agreement as of the date set forth opposite their respective names.

                                         COMPANY:

                                         ASIAN FINANCIAL, INC.

                                         By: _______________________________
                                             Name: Wenhua Guo
                                             Title: Chief Executive Officer

                                         Address:

                                         WENHUA GUO:

                                         -----------------------------------
                                         Address:


           [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK SIGNATURE
                        PAGE FOR OTHER PARTIES FOLLOWS]


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                            ESCROW AGENT:
                            WELLS FARGO BANK, NATIONAL ASSOCIATION

                            By:_______________________________
                               Name:  Kyle Lim
                               Title:  Assistant Vice President

                            Address: 707 Wilshire Blvd, 17th Floor
                                     Los Angeles, CA 90017
                            AGENT:
                            ROTH CAPITAL PARTNERS, LLC

                            By:_______________________________
                               Name:
                               Title:

                            Address:



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